Exhibit 8.1

Significant Subsidiaries*	Jurisdiction	Ownership Interest
3GUU Holding Limited	BVI	100%
3GUU Mobile Entertainment Co. Limited	Hong Kong	100%
3GUU Mobile Entertainment Industrial Co., Ltd.	BVI	100%
Beauty Wave Limited	BVI	100%
China Mobile Games and Entertainment Group (HK) Limited	Hong Kong	100%
China Perfect Investments Limited	Hong Kong	100%
China Wave Group Limited	BVI	100%
CMGE Investment Limited	Hong Kong	100%
Guangzhou Huifenghechang Mobile Technology Co., Ltd.	PRC	100%
Guangzhou Yitongtianxia Software Development Co., Ltd.	PRC	100%
Huiyou Digital (Shenzhen) Ltd.	PRC	100%
HYD Holding Limited	BVI	100%
OWX Hong Kong Limited	Hong Kong	100%
Shanghai Suiyue Technology Co., Ltd.	PRC	100%
Shenzhen Douqu Software Co., Ltd	PRC	80%
Shenzhen Qilewuxian Software Development Co., Ltd.	PRC	100%
Shenzhen Zhongtuokechuang Technology Co., Ltd.	PRC	100%
Uni-Force Development Limited	Hong Kong	100%
Vogins Technology Co. Limited	BVI	91%
Weili Development Limited	Hong Kong	100%
Vogins Technology (Shanghai) Co., Ltd.	PRC	100%

Variable Interest Entities and their Subsidiaries Consolidated in our Financial Statements	Jurisdiction
Guangzhou Yingzheng Information Technology Co., Ltd.	PRC
Shenzhen Lanyue Internet Technology Co., Ltd.	PRC
Chengdu Zhuoxing Technology Co., Ltd.	PRC
Beijing Wuyao Technology Co., Ltd.	PRC
Tianjin Suiyue Technology Co., Ltd.	PRC
Beijing Zhuoyuechenxing Technology Co., Ltd.	PRC

*	Other consolidated entities of China Mobile Games and Entertainment Group Limited have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.